EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of February  9, 2010 (the “Effective Date”), between COMMAND SECURITY CORPORATION, a New York corporation (the “Company”), and BARRY I. REGENSTEIN (the “Executive”).  The Company and the Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITAL

The Company desires to provide for the continued service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.  All references herein to Sections shall be deemed to refer to the Sections of this Agreement, unless otherwise specified.

Accordingly, in consideration of the premises and the respective covenants and agreements of the Parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.           Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.           Term. The term of employment of the Executive by the Company hereunder (the “Term”) will commence as of the Effective Date and will end on the third anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided.  Commencing on the third anniversary of the Effective Date, and on the first day of each one-year anniversary thereafter, the Term shall automatically be extended for one additional year unless either Party shall have given notice to the other Party (a “Non-Renewal Notice”) that it does not wish to extend the Term at least 90 days prior to such anniversary.  References herein to the Term shall refer to both the initial term and any extended term hereunder.  Notwithstanding the foregoing, the Term shall end on the Date of Termination (as defined in Section 6(c)).  If, pursuant to this Section 2, the Company provides the 90-day advance notice of its intent not to extend the Term, the expiration of the Term and the termination of this Agreement as a result thereof shall be deemed a “Termination Other Than for Cause, Disability or Death or for Good Reason” pursuant to Section 6(e) herein; provided that for the purpose of Section 9, the failure of the Term to be automatically extended resulting from the delivery by the Company to the Executive of a Non-Renewal Notice shall be treated in accordance with Section 9(a)(iii), and the Executive shall be subject to the restrictions and covenants set forth in paragraphs (x), (y) and (z) of Section 9.

3.           Nature of Performance.

(a)          Position and Duties.  During the Term, the Executive shall serve as President and Chief Financial Officer of the Company and shall have such responsibilities, duties and authority as are customary to such position including, without limitation, overall responsibility for the corporate strategy of the Company.  The Executive shall report directly to, and be subject to the direction and authority of, the Chief Executive Officer of the Company (the “CEO”).  The Executive shall devote all of his working time and efforts to the business and affairs of the Company and shall not engage in activities that interfere with such performance; provided that this Agreement shall not be interpreted to prohibit the Executive from managing his personal investments and affairs, engaging in charitable activities or serving on the board of directors of any other corporation so long as such activities do not interfere with the performance of his duties hereunder, subject to compliance with the Company Policies referred to in Section 7.

(b)          Indemnification.  To the fullest extent permitted by law and the Company's Certificate of Incorporation and By-laws, and by the New York Business Corporation Law, the Company shall promptly indemnify the Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by the Executive in connection with any action, proceeding, suit or investigation (a “Proceeding”) arising out of or relating to the performance by the Executive of services for, or acting as a fiduciary of any employee benefit plans, programs or arrangements of the Company or as a director, officer or employee of, the Company or any subsidiary thereof.  The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 15 days after receipt by the Company of a written request from the Executive for such advance.  The Company also agrees to maintain a directors’ and officers' liability insurance policy covering the Executive to the maximum extent the Company provides such coverage for any of its other executive officers.  Following the Term, the Company shall continue to indemnify and maintain such insurance for the benefit of the Executive with respect to such services performed during the Term, to the same extent as the Company indemnifies or maintains such insurance for any of its officers, directors, employees or fiduciaries, as applicable.

4.           Place of Performance.  In connection with the Executive's employment by the Company, the Executive shall be based at the current principal executive offices of the Company or at any other location as designated by the Board of Directors of the Company (the “Board”) that is within 45 miles of the Borough of Manhattan, in New York, New York, except for travel as reasonably required in connection with the performance of the Executive’s duties hereunder.

5.           Compensation and Related Matters.

(a)          Annual Compensation.

(i)           Base Salary.  For services rendered by the Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive an annual base salary at an annual rate of $275,000, such salary to be paid in conformity with the Company's policies relating to salaried employees. The Base Salary may from time to time be increased as determined by the Compensation Committee (the “Committee”) of the Board and, once increased, the Base Salary shall not be reduced or diminished.  The annual base salary as in effect from time to time hereunder is hereinafter referred to as the “Base Salary”.

(ii)           Annual Bonus.  The Executive shall be eligible to participate in any annual incentive plan of the Company in effect from time to time, and shall be entitled to receive such amounts (each, a “Bonus”) as may be authorized, declared and paid by the Company pursuant to the terms of such plan or, in the absence of such a plan, such Bonus shall be as determined by the Committee.

(b)          Participation in Stock Option Plans, Long-Term Incentive Plan and Similar Plans.  The Executive shall be eligible to receive grants under the Company’s stock option plans, long-term incentive plan and similar plans in effect from time to time for the benefit of the Company’s executives generally, as determined from time to time by the Committee.

(c)          Company Defined Benefit Plans.  During the Term, the Executive shall be entitled to participate in all “defined benefit plans” (as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended) or plans, including excess benefit or supplemental retirement plans or agreements, maintained by the Company, as now or hereinafter in effect, that are applicable to the Company's employees generally or to any of its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(d)          Other Benefits.  During the Term, the Executive shall be entitled to participate in all other employee benefit plans, programs and arrangements of the Company, as now or hereinafter in effect, that are applicable to the Company's employees generally or to any of its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, and subject to Section 5(c). During the Term, the Company shall provide to the Executive all of the fringe benefits and perquisites that are available to the Company's employees generally or to any of its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits and perquisites; provided that the Executive shall be entitled to (i) an automobile allowance of $2,500 per month (inclusive of insurance costs and other expenses, which shall be borne by the Executive and not the Company) and (ii) reimbursement of all gas and toll charges relating to his commute between his residence and any of the Company’s offices or to the Company’s customers and for business travel..

(e)          Vacations and Other Leaves.  During the Term, the Executive shall be entitled to paid vacation of five weeks annually and other paid absence for holidays in which banks in New York are closed, in accordance with policies applicable generally to executive officers of the Company; provided that the Executive shall use his best efforts to ensure that the timing and duration of vacations do not materially interfere with the normal functioning of the Company’s business activities or the performance of the Executive’s duties hereunder.   The Executive shall be entitled to cash compensation (based on his prevailing Base Salary) for up to two weeks of any vacation time unused by Executive in each calendar year within the Term.

(f)          Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and accommodations while away from home on business or at the request of and in the service of the Company; provided that such expenses are incurred and accounted for in accordance with the Company Policies.

(g)         Other Services.  The Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

6.           Termination.

(a)          The Executive's employment hereunder may be terminated without breach of this Agreement only under the following circumstances:

(i)           Death.  The Executive's employment hereunder shall terminate upon his death.

(ii)          Cause.  The Company may terminate the Executive's employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean the Executive’s:

(A)          failure to timely cure any material violation of any of the terms and conditions of this Agreement or any written agreements the Executive may from time to time have with the Company following written notice thereof (as specified below);

(B)           failure to timely cure any material failure to perform his assigned duties and responsibilities for any reason other than as a result of his Disability (as defined in Section 6(a)(iii)) following written notice thereof (as specified below);

(C)          conviction of or plea of guilty or no contest to a (1) criminal misdemeanor that either (x) involves dishonesty or theft or (y) results in the Executive receiving a sentence of imprisonment or confinement of six months or more or (2) felony;

(D)          conviction of or plea of guilty or no contest to a crime involving moral turpitude; or

(E)           failure to timely cure any unsatisfactory performance of his duties or responsibilities hereunder as a consequence of alcohol or drug abuse by the Executive following written notice thereof (as specified below).

A termination for Cause pursuant to clauses (A), (B), or (E) of this Section 6(a)(ii) shall not take effect unless the following provisions of this paragraph are complied with.  The Executive shall be given written notice by the Board of its intention to terminate him for Cause.  Such notice shall (1) state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (2) be given within three months of the Board learning of such act or acts or failure or failures to act.  The Executive shall have 30 days after the date that such written notice has been received by the Executive to cure such conduct.  Upon receipt of such written notice, the Executive shall be entitled to a hearing before the Board.  Such hearing shall be held within 15 days of such notice to the Executive, provided he requests such hearing within ten days of the written notice from the Board of the intention to terminate him for Cause.  If, within five days following such hearing, the Board provides the Executive with written notice confirming that, in its judgment, grounds exist for termination for Cause on the basis of the original notice, the employment of the Executive shall terminate for Cause.

(iii)          Disability. The Company may terminate the Executive's employment hereunder for “Disability.”  For purposes of this Agreement, “Disability” shall mean the Executive’s material inability, by reason of illness or other physical or mental disability, to perform the principal duties required by the position held by the Executive at the inception of such illness or disability, for any consecutive 180-day period.  A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, if the Executive is unable to designate a doctor as a consequence of his condition, by the Executive’s legal representative.  If the Company and the Executive cannot agree on the designation of a doctor, then each Party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, and the third doctor shall make the determination as to Disability.

(iv)          Termination by the Executive.  The Executive may terminate his employment hereunder (A) for Good Reason or (B) by voluntarily resigning without Good Reason.  For the purpose of this Agreement, “Good Reason” shall mean (1) any material diminution in the Executive’s title, position or duties described in Section 3(a); (2) any material breach of the provisions of Section 4 with respect to the place of performance of the Executive’s services hereunder; or (3) any breach by the Company of the provisions of Section 5 with respect to compensation and related matters.

(b)          Notice of Termination.  Any termination of the Executive's employment by the Company or by the Executive (other than termination under Section 6(a)(i)) shall be communicated by written Notice of Termination to the other Party in accordance with Section 11.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and, in the case of a termination for Cause, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(c)          Date of Termination.  “Date of Termination” shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the applicable Term expires because either Party has provided the other Party notice of its desire not to extend the Term, in accordance with Section 2, the date of the expiration of the prevailing Term; or (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, subject to compliance with the terms and conditions of this Agreement.

(d)          Termination Upon Death; Disability; for Cause; Voluntary Termination (other than for Good Reason).  If the Executive's employment is terminated or this Agreement terminates (i) by reason of the Executive's death or Disability; (ii) by the Company for Cause; or (iii) voluntarily by the Executive (other than for Good Reason), including as a result of the delivery by the Executive to the Company of a Non-Renewal Notice, (A) the Company shall, as soon as practicable after the Date of Termination but no later than is required by applicable law, pay the Executive (or the Executive's beneficiary, as the case may be) all unpaid amounts, if any, to which the Executive is entitled through the Date of Termination under Sections 5(a), 5(d) and 5(e) (to the extent earned but not yet taken) and shall reimburse the Executive for expenses incurred by the Executive but not reimbursed prior to the Date of Termination, subject to and in accordance with Section 5(f), and shall pay to the Executive, in accordance with the terms of the applicable plan or program, all other unpaid amounts to which Executive is then entitled under any compensation or benefit plan or program of the Company, including, without limitation, benefits provided in accordance with the provisions of Sections 5(c) and 5(d), and (B) the Executive's entitlements in respect of stock options, share units and any other long-term incentive awards which are outstanding as of the Date of Termination shall be as provided for in the respective agreements setting forth the terms and conditions of each award, it being specifically understood that any unvested awards shall, upon termination of the Executive’s employment pursuant to this Section 6(d), be forfeited as of the Date of Termination; provided that any stock options or other rights to acquire capital stock of the Company that have vested and may be exercised by the Executive (or his estate) as of the Date of Termination must be exercised, if at all, (1) within 180 days following the Date of Termination in connection with a termination upon the Executive’s death or Disability or for Cause and (2) within 90 days following the Date of Termination in the event that the Executive has voluntarily terminated this Agreement by resigning (other than for Good Reason) or this Agreement has terminated upon the expiration of the Term because the Executive has provided the Company with a Non-Renewal Notice, after which time, such options and rights shall expire and terminate (the matters referred to in clauses (A) and (B) above, together with the Pro Rata Bonus referred to below, if applicable, being referred to herein collectively as “Accrued Obligations”).  In addition, if the Executive's employment is terminated by reason of the Executive's death or Disability, then the Company shall, at the same time that annual incentive awards are paid to senior level executives of the Company for the year in which the Executive’s employment so terminates, make a payment (the “Pro Rata Bonus”) to the Executive (or his beneficiary or estate, as the case may be) an amount equal to (x) the target bonus for the Executive for the current year multiplied by a fraction, the numerator of which equals the number of days during which the Executive has been employed in such current year through and including the Date of Termination, and the denominator of which equals 365, minus (y) any bonus amounts paid or still to be paid with respect to the Executive for such year under any annual bonus or incentive  compensation plan or program maintained by the Company; provided that the Executive’s performance through the current year prior to such termination makes it possible that the Company could have achieved the targets related to the target bonus in such year.  Upon satisfaction of the Accrued Obligations, the Company shall have no further obligations to the Executive under this Agreement, other than those obligations that by their nature or by the terms of this Agreement are intended to extend beyond the termination of the Executive's employment hereunder.

(e)          Termination Other than for Cause, Disability or Death or for Good Reason.  If the Executive's employment is terminated or this Agreement terminates (i) by the Company (other than for Cause or upon the Executive’s Disability or death) or (ii) by the Executive for Good Reason, then, subject to compliance with the provisions of Sections 7 and 8 and except as otherwise provided in Section 6(f), the Company shall:

(i)            within 20 days following the Date of Termination or otherwise in accordance with the terms of the applicable plan or program, pay to the Executive or otherwise cause to be satisfied the Accrued Obligations; and

(ii)           pay the Executive following the Date of Termination an amount equal to the greater of: (A) the annual Base Salary as of the Date of Termination or (B) the Base Salary due to the Executive through the remainder of the Term of this Agreement, in each case in immediately available funds and in a lump sum; and

(iii)           during either a time period equal to one year following the Date of Termination or the period from the Date of Termination through the remainder of the Term of this Agreement, whichever is longer (the “Continuation Period”), the Company shall continue to keep in full force and effect all programs of medical, dental, vision, disability, life insurance, including optional term life insurance, and other similar health or welfare programs with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such programs shall have been in effect immediately prior to the Notice of Termination, and the Company shall pay in full the costs of the continuation of such insurance coverage or, if the terms of such programs do not permit continued participation by the Executive (or if the Company otherwise determines it advisable to amend, modify or discontinue such programs for employees generally), the Company shall otherwise provide benefits substantially similar to and no less favorable to the Executive in terms of cost or benefits (“Equivalent Benefits”) than he was entitled to receive at the end of the period of coverage, for the duration of the Continuation Period.  All benefits that the Company is required by this Section 6(e)(iii) to provide, that will not be provided by the Company’s programs described herein, shall be provided through the purchase of insurance unless the Executive is uninsurable.  If the Executive is uninsurable, the Company will provide the benefits out of its general assets; and

(iv)          reimburse the Executive for expenses incurred by the Executive but not reimbursed prior to the Date of Termination, subject to and in accordance with Section 5(f); and

(v)           pay the Executive any other compensation or benefits that may be owed or provided to the Executive in accordance with the terms and conditions of any applicable plans and programs of the Company including, without limitation or duplication, the Accrued Obligations.

If the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, the Executive's entitlements in respect of stock options, share units and any other long-term incentive awards which are outstanding as of the Date of Termination shall be as provided for in the respective agreements setting forth the terms and conditions of each award; provided that, upon termination of the Executive’s employment pursuant to this Section 6(e), all then outstanding options, restricted stock and other equity-based awards granted to the Executive but which have not vested as of the Date of Termination shall become fully vested, and all options not yet exercisable shall become exercisable, in each case as of the Date of Termination; provided further that, upon termination of the Executive’s employment pursuant to this Section 6(e), any stock options or other rights to acquire capital stock of the Company that have vested and may be exercised by the Executive as of the Date of Termination must be exercised, if at all, within 180 days following the Date of Termination, after which time, such options and rights shall expire and terminate.

Notwithstanding the foregoing, if the Executive obtains other employment during the Continuation Period which provides comparable health or welfare benefits of the type described in Section 6(e)(iii) (“Other Coverage”), then Executive shall notify the Company promptly of such other employment and Other Coverage and the Company shall thereafter not provide the Executive and his dependents the benefits described in Section 6(e)(iii) to the extent that such comparable benefits are provided under the Other Coverage without charge to the Executive.  Under such circumstances, the Executive shall make all claims first under the Other Coverage and then, only to the extent not paid or reimbursed by the Other Coverage, under the plans and programs described in Section 6(e)(iii).

(f)           Termination of Employment Following a Change in Control. If, within six months preceding or two years following a Change in Control (as defined below), (i) the Company (or any successor to the Company by virtue of such Change in Control, as the case may be) shall terminate the Executive's employment (other than for Cause, or upon the Executive’s Disability or death) or (ii) the Executive shall terminate his employment for Good Reason, the Executive shall be entitled to the payments and benefits provided in Section 6(e).  Also, immediately upon a termination referred to in this Section within six months preceding or two years following a Change in Control, all then outstanding options, restricted stock and other equity-based awards granted to the Executive but which have not vested as of the Date of Termination shall become fully vested and all options not yet exercisable shall become exercisable, in each case as of the Date of Termination.  For the purpose of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(A)          any “person” or “group,” (as such terms are defined and applied in Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) that is not the beneficial owner (within the meaning of Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of more than ten percent (10%) of the Company’s issued and outstanding voting securities as of the Effective Date is or becomes (directly or indirectly) the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the 1934 Act), of the voting securities of the Company representing more than 50% of the total issued and outstanding voting securities of the Company; or

(B)          a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

(C)          the Board adopts any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets or business, other than in connection with a bankruptcy, insolvency or similar event involving the Company; or

(D)          all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities of the Company, all of the voting securities or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(E)           the Company combines with another company and is the surviving corporation but, immediately after the combination, the holders of voting securities of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting securities (measured by number of votes entitled to be cast) of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting securities of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

Further, in the event that the Executive voluntarily resigns (other than for Good Reason) within 120 days following such time as any “person” or “group,” as such terms are defined and applied in Section 13(d) of the 1934 Act, other than a stockholder of the Company as of the Effective Date, is or becomes (directly or indirectly) the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the 1934 Act), of the voting securities of the Company representing more than 20% of the total issued and outstanding voting securities of the Company, then the Executive shall be entitled to the payments and benefits provided in Section 6(e).

(g)         Nature of Payment. Any amounts due under this Section 6 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

7.           Company Policies.

(a)          The Executive shall strictly follow and adhere to all written policies of the Company (“Company Policies”) that are not inconsistent with this Agreement or applicable law including, without limitation, securities laws compliance (including, without limitation, use or disclosure of material nonpublic information, restrictions on sales of Company stock, and reporting requirements), conflicts of interest (including, without limitation, doing business with the Company or its affiliates without the prior approval of the Board), and employee harassment.

(b)          Whenever any rights under this Agreement depend on the terms of a Company Policy, plan or program established or maintained by the Company, any determination of these rights shall be made on the basis of the policy, plan or program in effect at the time as of which the determination is made.  No reference in this Agreement to any policy, plan or program established or maintained by the Company shall preclude the Company from prospectively changing or amending or terminating that policy, plan or program or adopting a new policy, plan or program in lieu of the then-existing policy, plan or program.

8.           Confidentiality. The Executive will not at any time (whether during or after Executive’s employment with the Company) disclose or use for Executive’s own benefit or purposes, or for the benefit or purpose of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets or non-public information, data, or other confidential information relating to customers, employees, job applicants, services, development programs, prices, costs, marketing, trading, investment, sales activities, promotion, processes, systems, credit and financial data, financing methods, plans, proprietary computer software, request for proposal documents, or the business and affairs of the Company generally, or of any affiliate of the Company; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant.  The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (whether in written, printed or electronic form), in any way relating to the business of the Company and its affiliates.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

9.           Covenant Not to Compete.

(a)          In General.  The Executive agrees, in consideration of the payments provided or to be provided to the Executive hereunder, that during Executive’s employment with the Company and for a period of one year after:

(i) the termination of such employment, other than (A) termination by the Executive of his employment with the Company for Good Reason or (B) termination by the Company other than for Cause;

(ii) the voluntary termination of this Agreement by the Executive (other than termination by the Executive of his employment with the Company for Good Reason), including as a result of the delivery by the Executive to the Company of a Non-Renewal Notice; or

(iii) the failure of the Term to be automatically extended because the Company has provided the Executive a Non-Renewal Notice in accordance with Section 2;

the Executive shall not, in any state or country in which the Company is conducting business at the time of such termination:

(x)           engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent equity interest) or in any other corporate or representative capacity with any other business, whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of the Company or its affiliates as conducted on the date the Executive’s employment terminated or during the 180 day period prior thereto, or which will compete with any proposed business activity of the Company in the planning stage on such date or during such period, subject to the last paragraph of this Section 9(a);

(y)           solicit business from, or perform services for, or induce others to perform services for, any company or other business entity which at any time during the one (1) year period immediately preceding the Executive’s termination of employment with the Company was a client of the Company or its affiliates; or

(z)           offer, or cause to be offered, employment with any business, whether in corporate, proprietorship, or partnership form or otherwise, either on a full-time, part-time or consulting basis, to any person who was employed by the Company or its affiliates, in either case at any time during the one year period immediately preceding the date the Executive’s termination of employment with the Company.

Notwithstanding the foregoing, the restrictions and covenants set forth in paragraphs (x), (y) and (z) of this Section 9 shall not apply to the Executive in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason.  For purposes of this Section 9 and this paragraph in particular, the Company shall not be deemed to have terminated the Executive’s employment without Cause if such employment terminates because (A) the Executive has voluntary terminated this Agreement or resigned as an employee of the Company (other than for Good Reason), or (B) the Term has not been extended because either Party has provided a Non-Renewal Notice to the Party.  For purposes of this Agreement, affiliates of the Company include subsidiaries 50% or more owned by the Company.

(b)          Consideration.  The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is the Company’s agreement to employ the Executive and provide compensation and benefits pursuant to this Agreement.

(c)          Equitable Relief and Other Remedies.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(d)          Reformation.  If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that the Executive be subject to a covenant not to compete, reasonable under the circumstances, enforceable by the Company.

10.         Successors; Binding Agreement.

(a)          Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession or except as expressly provided in this Agreement or in any plan or agreement that is the subject matter hereof) or by the Company, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

(b)          This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

11.         Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, dispatched by private courier such as Federal Express or United Parcel Service, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Command Security Corporation
P.O Box 340
1133 Rte. 55, Suite D
Lagrangeville, NY 12540
Attn:  Chief Executive Officer

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10035
Attn: Andrew Hulsh, Esq.
ahulsh@akingump.com

If to the Executive:

Barry I. Regenstein
14 Cail Drive
East Rockaway, NY 11518

or to such other address as any Party may have furnished to the other Party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.         Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All payments hereunder shall be subject to applicable federal, State and local tax withholding requirements.

13.         Company's and Executive's Representations and Warranties.

(a)          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

(b)          The Executive represents and warrants that he has the legal right to enter into this Agreement and perform all of the material obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, that prevents him from entering into this Agreement or performing his material obligations hereunder. Notwithstanding any other provision of this Agreement, in the event of a breach of such representation or warranty on the Executive's part, the Company shall have the right to terminate this Agreement forthwith, but in no event before complying with the notice provisions set forth in Section 6(a)(ii), and the Company shall have no further obligations to the Executive except as otherwise provided for hereunder.

14.         Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.         Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.         Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator to be mutually agreed upon by the Parties. In the event the Parties are unable to agree upon an arbitrator, the Company and the Executive shall each appoint an arbitrator, and these two arbitrators shall select a third, who shall be the arbitrator. Arbitration shall be held in New York, New York, in the Borough of Manhattan, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, it being acknowledged and agreed that any breach or threatened breach of the provisions of Section 8 or 9 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  Each Party shall bear its own costs and expenses (including, without limitation, legal fees) in connection with any arbitration proceeding instituted hereunder.  Each party shall bear its own costs and expenses (including, without limitation, legal fees) in connection with any arbitration proceeding instituted hereunder.

17.         Survival.  The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

18.         Expenses in connection with this Agreement.  The Company shall pay all of the Executive’s reasonable legal fees and expenses in connection with the preparation, negotiation and execution of this Agreement.

19.         Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party, and any prior agreement of the Parties in respect of the subject matter contained herein is hereby terminated and cancelled. To the extent that this Agreement and any other agreement between the Parties provide duplicative payments or benefits, this Agreement and any such other agreement shall be construed so as to prevent such duplication.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMMAND SECURITY CORPORATION

By:
Name: Edward S. Fleury
Title: Chief Executive Officer

EXECUTIVE

Barry I. Regenstein